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Exhibit 12

GTE North Incorporated and Subsidiary
STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


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                                                                    Nine Months Ended
                                                                    September 30, 1997
                                                                   --------------------

Net earnings available for fixed charges:
  Income from continuing operations                                $            530,573
  Add - Income taxes                                                            314,236
      - Fixed charges                                                           103,733
                                                                   --------------------
Adjusted earnings                                                  $            948,542
                                                                   ====================

Fixed charges:
  Interest expense                                                 $             96,471
  Portion of rent expense
      representing interest                                                       7,262
                                                                   --------------------
Adjusted fixed charges                                             $            103,733
                                                                   ====================

RATIO OF EARNINGS TO FIXED CHARGES                                                 9.14
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